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                                                                     EXHIBIT 5.1


                                July 23, 1997


Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida  33480

Gentlemen:

     We have acted as counsel for Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with respect to the registration of 369,816 shares of beneficial interest, $0.01 par value (the "Shares"), being offered by the Company as described in the Registration Statement.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Shares as described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

                                              Very truly yours,

                                              HUNTON & WILLIAMS